UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (“Sonic”) established objective criteria for the determination of performance-based cash bonuses under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the performance period January 1, 2013 through December 31, 2013 (the “Performance Period”) for Messrs. O. Bruton Smith, B. Scott Smith, David B. Smith and Jeff Dyke (the “Executive Officers”).

The specific annual performance goals established by the Committee are based upon the achievement of defined adjusted earnings per share levels during the 2013 calendar year and customer satisfaction performance levels. If the minimum performance level specified by the Compensation Committee for a particular performance component is not achieved, the Executive Officers will not receive any cash bonus for that performance component pursuant to the Incentive Compensation Plan. For performance between specified levels within a performance component, the Executive Officer will receive a bonus equal to a pro rata amount of the bonus level between the two applicable specified levels.

Under the defined adjusted earnings per share component, each Executive Officer will be eligible to receive a cash bonus ranging from 50% to a maximum of 150% of his respective base salary earned during the Performance Period, if Sonic achieves the defined adjusted earnings per share target levels.

Under the customer satisfaction performance component, each Executive Officer will be eligible to receive a cash bonus ranging from 5% to a maximum of 25% of his respective base salary earned during the Performance Period, if established percentages of Sonic’s dealerships meet or exceed customer satisfaction performance objectives, as reported by the respective manufacturers for such brands.

The Compensation Committee also approved grants of performance-based restricted stock units under the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) to Messrs. Bruton Smith, B. Scott Smith, David Bruton Smith and Jeff Dyke for 76,010 units, 65,647 units, 44,647 units and 58,620 units, respectively. As provided in the Stock Incentive Plan, these restricted stock unit awards generally remain subject to forfeiture for three years from the date of grant based on continuation of employment and violation of any restrictive covenants contained in any agreement between Sonic and the respective officer. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined adjusted earnings per share performance for the 2013 calendar year. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock following vesting. These awards vest in three annual installments, with twenty-five percent (25%) of the shares vesting on March 31, 2014, thirty percent (30%) of the shares vesting on March 22, 2015 and forty-five percent (45%) of the shares vesting on March 22, 2016. These awards will not be eligible for dividend equivalents or voting rights prior to vesting.

During its deliberations regarding awards payable for 2012, the Compensation Committee concluded that the amount of the awards under the Incentive Compensation Plan did not adequately compensate the Executive Officers for their efforts that led to Sonic’s strong operating and financial results in 2012. In recognition of these efforts and to more closely align each of the Executive Officer’s cash performance bonus with Sonic’s 2012 performance, on March 22, 2013, the Compensation Committee awarded supplemental discretionary cash bonuses to the Executive Officers in the following amounts: O. Bruton Smith, $318,400; B. Scott Smith, $274,982; David Bruton Smith, $175,120; and Jeff Dyke, $223,603. The Compensation Committee also awarded Mr. David P. Cosper, who is retiring as the Corporation’s Vice Chairman and Chief Financial Officer effective March 31, 2013, a supplemental discretionary cash bonus of $212,749 for the same reasons. In addition, the Compensation Committee awarded supplemental performance-based equity awards to the Executive Officers in the following amounts: O. Bruton Smith, 21,423 restricted stock units; B. Scott Smith, 18,403 restricted stock units; David Bruton Smith, 11,674 restricted stock units; and Jeff Dyke, 15,010 restricted stock units. These awards of restricted stock units are subject to a one-year defined adjusted earnings per share performance condition and, if met, the restricted stock units will vest on March 31, 2014. These awards will not be eligible for dividend equivalents or voting rights prior to vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: March 26, 2013

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